SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549

                   ___________________________________________


                                    FORM 8-K

                                 CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



                                 Date of Report
                       (Date of earliest event reported):

                                February 6, 1995

                    ________________________________________


                           THERMO PROCESS SYSTEMS INC.
             (Exact name of Registrant as specified in its charter)


   Delaware                        1-9549                           04-2925807
   (State or other             (Commission                    (I.R.S. Employer
   jurisdiction of             File Number)             Identification Number)
   incorporation or
   organization)


   12068 Market Street                                                   48150
   Livonia, Michigan                                                (Zip Code)
   (Address of principal executive offices)


                                 (617) 622-1000
                         (Registrant's telephone number
                              including area code)
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   Item 2.  Acquisition or Disposition of Assets
            ------------------------------------

        On February 6, 1995, Thermo Process Systems Inc. (the "Company") acquired all of the issued and outstanding capital stock of Engineering, Technology and Knowledge Corporation ("ETKC") from Nord Est S.A., a French industrial company ("Nord Est"). ETKC's sole subsidiary, Elson T. Killam Associates, Inc. ("Killam Associates"), is a leading provider of comprehensive environmental consulting and professional engineering services in New Jersey, Pennsylvania, Ohio and New York.

        The purchase price for ETKC's stock was $12.5 million in cash and a zero coupon promissory note with a face value of $28 million and a present value of $22.3 million, payable in February and May, 1998. The purchase price is subject to a post-closing adjustment, and will either be (i) increased by the amount by which ETKC's net tangible book value as of January 29, 1995 exceeds $9,920,000; or (ii) decreased by the amount by which $9,920,000 exceeds ETKC's net tangible book value as of such date.
   In addition, the Company has guaranteed the payment by ETKC and/or Killam Associates of approximately $1.7 million in indebtedness. The Company has also agreed to pay, after the third anniversary date of the closing, an amount equal to 30% of the amount by which ETKC's cumulative net income for the three-year period ending on such anniversary, after taxes, depreciation and goodwill, exceeds $13 million.

        In a related transaction, certain members of Killam Associates' senior management (the "Killam Management") exchanged outstanding options to purchase shares of Killam Associates' capital stock for options to purchase an aggregate of 847,678 shares of the Company's common stock. Additional options to purchase shares of Killam Associates' capital stock were canceled in exchange for cash payments to the Killam Management in the aggregate amount of approximately $1.9 million.

        The acquisition was made pursuant to a Stock Purchase and Sale Agreement (the "Agreement") entered into on February 6, 1995, to be effective as of January 29, 1995, among the Company, Nord Est and the Killam Management. The purchase price was based on the Company's determination of the fair market value of Killam Associate's business, and the terms of the Agreement were determined by arms' length negotiation among the parties.

        The Company has no present intention to use ETKC's plant, equipment or other assets for purposes materially different from the purposes for which such assets were used prior to the acquisition. However, the Company will review ETKC's business and assets, corporate structure, capitalization, operations, properties, policies, management and personnel and, upon completion of this review, may develop alternative plans or proposals, including mergers, transfers of a material amount of assets or other transactions or changes relating to such business.

        ETKC had consolidated gross revenues and operating profits (before non-recurring items, interest and taxes) of approximately $40.2 million and $3.4 million, respectively, for the year ended December 31, 1993. ETKC's consolidated gross revenues and operating profits are estimated to be $42.0 million and $5.6 million, respectively, for the year ended December 31, 1994.




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   Item 2.  Acquisition or Disposition of Assets (continued)

        The Company borrowed the cash portion of the purchase price, including cash used to collateralize the promissory note delivered to Nord Est, from Thermo Electron Corporation pursuant to a $38 million promissory note due June 1, 1997. Thermo Electron Corporation indirectly owns approximately 80% of the outstanding capital stock of the Company.


   Item 7. Financial Statements, Pro Forma Combined Condensed Financial Information and Exhibits

            (a) Financial Statements of Business Acquired: as it is
                impracticable to file such information at this time, it will be filed by amendment on or prior to April 21, 1995.

            (b) Pro Forma Combined Condensed Financial Information: as it is
                impracticable to file such information at this time, it will be filed by amendment on or prior to April 21, 1995.

            (c) Exhibits

                1. Stock Purchase and Sale Agreement made and entered into on
                   February 6, 1995, to be effective as of January 29, 1995, by and between Nord Est S.A., Thermo Process Systems Inc., and Emil C. Herkert, Kenneth L. Zippler, Franklin O. Williamson, Jr., Fletcher N. Platt, Jr., Eugene J. Destefano, Meint Olthof and Stanley P. Kaltnecker, Jr.

                2. $28,000,000 Secured Promissory Note dated as of January
                   29, 1995 issued by Thermo Process Systems Inc. to Nord Est
                   S.A.

                3. $38,000,000 Promissory Note dated as of February 21, 1995 issued by Thermo Process Systems Inc. to Thermo Electron Corporation.























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                                   SIGNATURES


        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized, on this 21st day of February 1995.



                                             THERMO PROCESS SYSTEMS INC.


                                             /s/ Paul F. Kelleher
                                             Paul F. Kelleher
                                             Chief Accounting Officer